EXHIBIT (e)(55)

CHARMING SHOPPES, INC.

2010 STOCK AWARD AND INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT

THIS PERFORMANCE SHARE UNIT GRANT, dated as of                      (the “Date of Grant”), is delivered by Charming Shoppes, Inc. (the “Company”), to                     , an employee of the Company or one of its affiliates (the “Grantee”).

RECITALS

WHEREAS, the Charming Shoppes, Inc. 2010 Stock Award and Incentive Plan, as amended (the “Plan”) provides for the grant of performance awards, in the form of performance-based restricted stock units (“Performance Share Units”) that relate to shares of the Company’s common stock (“Common Stock”), to employees of the Company and its Subsidiaries.

WHEREAS, the Company desires to grant Performance Share Units to the Grantee, and the Grantee desires to accept such Performance Share Units, on the terms and conditions set forth in this agreement (the “Grant Letter”) and in the Plan.

WHEREAS, the Performance Share Units granted pursuant to this Grant Letter shall vest based on the Company’s attainment of the performance goals set forth on the attached Exhibits A and B (the “Performance Goals”) and the Grantee’s continued employment.

WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Share Units.

Subject to the terms and vesting conditions hereinafter set forth, the Company hereby awards to the Grantee Performance Share Units in the target amount of                      shares (the “Target Award”) under the Plan. The number of Performance Share Units that vest and are distributable under this Grant Letter may be above or below the Target Award, based on the Company’s achievement of the Performance Goals and other terms of the Grant Letter.

2. Vesting.

Except as provided in Sections 4 and 5 below, the Grantee shall vest in a number of Performance Share Units based on the attainment of the Performance Goals as of the end of the Performance Period (as defined below), provided that the Grantee remains employed by the Company or an affiliate through January 31, 2015 (the “Vesting Date”). The “Performance

Period” is the period beginning on January 29, 2012 and ending on January 31, 2015. Except as provided in Sections 4 and 5 below, (i) no Performance Share Units will vest for any reason prior to the Vesting Date, (ii) in the event of a termination of the Grantee’s employment prior to the Vesting Date, all Performance Share Units shall be immediately forfeited, and (iii) if the Performance Goals are not attained at the end of the Performance Period, the Performance Share Units shall be immediately forfeited.

3. Retirement; Involuntary Termination Without Cause; Termination for Good Reason.

(a) If, on or after February 3, 2013 and before the Vesting Date, the Grantee’s employment terminates on account of Retirement (as defined below), Involuntary Termination without Cause (as defined below) or termination by the Grantee for Good Reason (as defined below), the Grantee will not forfeit the Performance Share Units upon such termination. Instead, the Grantee’s outstanding Performance Share Units shall be adjusted by multiplying the Target Award by a fraction, the numerator of which is the number of days that the Grantee has been employed by the Company or an affiliate between (and including) January 29, 2012 and the date of termination and the denominator of which is the number of days in the Performance Period (1099) (the “Adjusted Performance Share Units” or the “Adjusted Target Award”). The Adjusted Performance Share Units will continue to vest based on the attainment of the Performance Goals at the end of the Performance Period, or as provided in Sections 4 and 5 below. All references herein to the “Performance Share Units” and “Target Award” shall be deemed to refer to the Grantee’s Adjusted Performance Share Units and Adjusted Target Award, respectively.

(b) If the Grantee’s employment terminates on account of Retirement, Involuntary Termination without Cause, or Good Reason, before February 3, 2013, the Performance Share Units will be forfeited upon such termination.

(c) For purposes of this Grant Letter, “Retirement” shall mean the Grantee’s voluntary termination of employment on or after the date on which the Grantee attains age 62.

(d) For purposes of this Grant Letter, “Involuntary Termination without Cause” shall mean the Company’s termination of the Grantee’s employment for any reason other than Cause. For purposes of this Grant Letter, “Cause” means the Grantee’s (i) willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from a Disability (as defined below)), after a written demand for substantial performance is delivered to the Grantee that specifically identifies the manner in which the Company believes that the Grantee has willfully failed to substantially perform his or her duties, and after the Grantee has failed to resume substantial performance of his or her duties on a continuous basis within 30 calendar days of receiving such demand; (ii) willfully engaging in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) commission of a felony. For purposes of this subparagraph, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(i) For purposes of this Grant Letter, “Good Reason” shall mean, without the Grantee’s express written consent, the occurrence of any one or more of the following:

(A) A material diminution of the Grantee’s authorities, duties or responsibilities as an employee of the Company or an affiliate (other than on account of the Grantee’s temporary incapacity due to physical or mental illness);

(B) A material change in the geographic location at which the Grantee must perform services; for purposes of this Grant Letter, a material change means the Company requires the Grantee to be based at a location which is at least 50 miles farther from the Grantee’s then current primary residence than is the Grantee’s then current office location.

(C) A material diminution by the Company in the Grantee’s base salary as in effect on the Date of Grant or as the same shall be increased from time to time; or

(D) A material breach by the Company or an affiliate of any written severance agreement in effect between the Grantee and the Company or an affiliate.

Notwithstanding the foregoing, the Grantee shall not have Good Reason for termination if, within 60 days after the date on which the Grantee gives a notice of termination, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason as set forth in the Grantee’s notice of termination. If the Company does not correct the action or failure to act, the Grantee must terminate his or her employment within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

4. Death or Disability.

In the event the Grantee’s employment terminates before the Vesting Date on account of death or Disability, the Grantee’s outstanding Performance Share Units will automatically vest at the Target Award level on the date of the Grantee’s death or Disability, as applicable. If, pursuant to Section 3(a), the Grantee’s Performance Share Units continue in effect after Retirement or other termination of employment, and the Grantee dies before the Vesting Date, the Grantee’s outstanding Performance Share Units will automatically vest at the Target Award level on the date of the Grantee’s death. For purposes of this Grant Letter, the term “Disability” shall mean a disability that entitles the Grantee to receive long-term disability benefits under the Company’s long-term disability plan and that meets the requirements of a disability under section 409A of the Code.

5. Change in Control.

(a) If a Change in Control (as defined in the attached Exhibit C) occurs before February 3, 2013, one-third of the Grantee’s outstanding Performance Share Units will vest at the Target Award level on the date of the Change of Control. The Grantee’s remaining Performance Share Units will be forfeited as of the date of the Change in Control.

(b) If a Change in Control occurs on or after February 3, 2013 and before February 2, 2014, two-thirds of the Grantee’s outstanding Performance Share Units will vest at the Target Award level on the date of the Change in Control. The Grantee’s remaining Performance Share Units will be forfeited as of the date of the Change in Control.

(c) If a Change of Control occurs on or after February 2, 2014 and before the Vesting Date, all of the Grantee’s outstanding Performance Share Units will vest at the Target Award level on the date of the Change in Control.

6. Distribution of Vested Performance Share Units.

(a) If the Performance Share Units vest on the Vesting Date, the Grantee shall receive a distribution of the vested Performance Share Units within 60 days after the Vesting Date. If the Performance Share Units vest under Section 4 on account of death or Disability, the Grantee shall receive a distribution of the vested Performance Share Units within 60 days after the Grantee’s employment termination date.

(b) If a Change in Control occurs, the vested Performance Share Units, as determined under Section 5, shall be paid on the closing date of the Change in Control.

(c) On the applicable distribution date, the Grantee’s vested Performance Share Units shall be settled by distribution of shares of Common Stock equal to the vested Performance Share Units. Any fractional shares shall be paid in cash. In the event of a Change in Control, the Committee may determine that the vested Performance Share Units shall be distributed in cash, in which case the Grantee will receive cash equal to the Fair Market Value as of the date of the Change of Control of the shares of Common Stock underlying the vested Performance Share Units.

7. Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change described in Section 10(c) of the Plan), then, subject to Section 10(c) of the Plan, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number and class of shares underlying the Performance Share Units, the maximum number of shares for which the Performance Share Units may vest, and the Performance Goals, as appropriate, to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Performance Share Units. Any adjustment that occurs under the terms of this Section 7 or the Plan will not change the timing or form of payment with respect to any Performance Share Units except in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

8. Restrictive Covenants.

(a) In the event the Grantee’s employment terminates on account of Retirement, Involuntary Termination without Cause or termination by the Grantee for Good Reason and the Performance Share Units continue to vest under Section 3 above, the following restrictions shall apply during the period beginning on the Grantee’s termination date and ending on the Vesting Date (or the date of a Change in Control, if earlier) (the “Restriction Period”). The Grantee agrees that all of the Grantee’s Performance Share Units shall be immediately forfeited if, during the Restriction Period, the Grantee:

(i) directly or indirectly owns any equity or proprietary interest in any Competitor (as defined below) of the Company or its affiliates (except for ownership of shares in a publicly traded company not exceeding five percent of any class of outstanding securities), or is an employee, agent, director, advisor, or consultant to or for, any Competitor in the United States, whether on his or her own behalf or on behalf of any person, or becomes engaged in the United States, other than with the Company or an affiliate, whether as an employee, agent, director, advisor, consultant, independent contractor or otherwise, in any position involving the procurement, sourcing, marketing, promoting, distributing or selling of Large Size Women’s Clothing (as defined below), or if Grantee assists in, manages, or supervises any of the foregoing activities;

(ii) undertakes any action to induce or cause any supplier to discontinue any part of its business with the Company or its affiliates;

(iii) attempts to induce any merchant, buyer, or manager or higher level employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates;

(iv) directly or indirectly hires, employs, solicits for employment or advises or recommends to any other persons that they employ or solicit for employment any individual who is an employee of the Company or its affiliates as of the Grantee’s termination date, or was employed by the Company or its affiliates within the prior six month period;

(v) discloses confidential or proprietary information of the Company or its affiliates to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, or makes use of any such information for his or her own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process; or

(vi) makes any negative or disparaging statements about the professional or personal reputation of the Company or its affiliates, or their officers, directors, or employees, except if testifying truthfully under oath pursuant to subpoena or other legal process.

(b) For purposes of this Grant Letter, “Competitor” shall mean any chain of retail stores with 50 or more store locations whose gross revenues from Large Size Women’s Clothing exceeds five percent of its total gross revenues. “Large Size Women’s Clothing” shall mean (x) women’s apparel (including, without limitation, intimate apparel) of size 14 and above (or equivalent) and any other commonly accepted extra large size (which as of the date hereof, is generally designated by an “X”, “XX” or larger size) and/or (y) brassieres of sizes 42 and above (or equivalent).

(c) If any portion of the covenants or agreements contained in this Section 8, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 8 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 8 shall survive the termination of this Grant Letter and shall inure to the benefit of successors of the Company and its affiliates.

9. Dividend Equivalents.

The Company shall credit to a bookkeeping account on its records for the Grantee a cash amount equal to all dividends that would have been payable to the Grantee if the Target Shares represented actual shares of Common Stock, when, as, and if such dividends are paid on shares of Common Stock (“Dividend Equivalents”). The accumulated Dividend Equivalents shall be payable to the Grantee when, as and if the Performance Share Units vest under this Grant Letter in the same proportion that the number of Performance Share Units that vest bears to the number of Target Shares. Any vested Dividend Equivalents shall be paid on the date on which the vested Performance Share Units are distributed to the Grantee under this Grant Letter. If the underlying Performance Shares are forfeited, the Dividend Equivalents will be forfeited as well. No interest will be credited on Dividend Equivalents.

10. Deferred Compensation Plan.

Notwithstanding the foregoing, if the Grantee elects to defer any of the Performance Share Units pursuant to the Charming Shoppes Variable Deferred Compensation Plan for Executives, or a successor plan (the “Deferred Compensation Plan”), the terms of the Deferred Compensation Plan shall govern the timing of payment of vested Performance Share Units and Dividend Equivalents.

11. No Stockholder Rights.

The Grantee has no voting rights and no rights to receive dividends (except as provided in Section 9) or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock underlying the Performance Share Units.

12. No Retention Rights.

Neither the award of Performance Share Units, nor any other action taken with respect to the Performance Share Units, shall confer upon the Grantee any right to continue in the employ of the Company or an affiliate or shall interfere in any way with the right of the Company or an affiliate to terminate Grantee’s employment at any time.

13. Amendment or Termination.

This Grant Letter may be amended or terminated by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

14. Notice.

Any notice to the Company provided for in this Grant Letter shall be addressed to it in care of the Corporate Secretary of the Company, 3750 State Road, Bensalem, Pennsylvania 19020, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or an affiliate thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Grant Letter, the Grantee hereby consents to the delivery of information (including information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Performance Share Units via the Company’s electronic mail system or other electronic delivery system.

15. Incorporation of Plan by Reference.

This Grant Letter is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Share Units awarded under this Grant Letter constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and the Performance Share Units shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in such Performance Share Units. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company.

16. Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes that may arise in connection with the Performance Share Units pursuant to this Grant Letter. At the time of taxation, the Company shall have the right to deduct from amounts payable with respect to the Performance Share Units or other compensation an amount equal to the federal (including FICA), state, local and foreign income taxes and other amounts as may be required by law to be withheld with respect to the Performance Share Units. Unless otherwise determined by the Committee, the Company will withhold from the shares of Common Stock distributable with respect to vested Performance Share Units a number of whole shares, valued at their Fair Market Value at the distribution date, equal to the minimum required federal, state and local tax withholding with respect to the distribution.

17. Governing Law.

The validity and interpretation of this Grant Letter shall be governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

18. Company Policies.

This grant shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

19. Assignment.

This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Share Units, except to a successor in the event of the Grantee’s death pursuant to the Plan.

20. Section 409A.

This Grant is intended to comply with the applicable requirements of section 409A of the Code or an exception and shall be administered in accordance with section 409A of the Code or an exception. Notwithstanding anything in this Grant Letter to the contrary, if the Performance Share Units constitute “deferred compensation” under section 409A of the Code and any Performance Share Units become vested and settled upon the Grantee’s termination of employment, settlement of the Performance Share Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code and if required pursuant to section 409A of the Code. If settlement of the Performance Share Units is delayed, the Performance Share Units shall be settled within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the Performance Share Units shall be settled in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, distributions made with respect to this grant may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of the Grant Letter would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Performance Share Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything in this Grant Letter to the contrary, if required by section 409A of the Code, if a Change in Control is not a “change in control event” under section 409A of the Code, the vested Performance Share Units will not be distributed on the date of the Change in Control as described in Section 6(b) and, instead, will be distributed on the applicable date described in Section 6(a).

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

CHARMING SHOPPES, INC.

By
Colin D. Stern, Executive Vice President

I hereby accept the award of the Performance Share Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter, by either signing this Grant Letter below or by electronically acknowledging and accepting this Grant Letter following the date of the Company’s electronic notification to me. I hereby agree that all decisions and determinations of the Committee with respect to the Performance Share Units shall be final and binding.

Agreed to and Accepted By Award Recipient:

Signature:

Exhibit A

Performance Goals

(1) The number of Performance Share Units that vest at the end of the Performance Period based on attainment of the Performance Goals shall be determined based on the Company’s Adjusted EBITDA and Adjusted Return on Net Tangible Assets (Adjusted RONTA) for the final fiscal year of the Performance Period, as set forth herein.

(2) The target Adjusted EBITDA(6)(7) and Adjusted RONTA(6)(7) for the final fiscal year of the Performance Period are as follows:

Target Adjusted EBITDA:	$XXX million
Target Adjusted RONTA:	XX% to XXX%

(3) At the end of the Performance Period, the Committee shall determine whether and to what extent the Adjusted EBITDA and Adjusted RONTA targets for the final fiscal year of the Performance Period have been attained. The Committee shall calculate the number of Performance Share Units that vest based on such performance as follows:

•	The Committee shall calculate the Adjusted EBITDA and Adjusted RONTA results as a percentage of the applicable Adjusted EBITDA and Adjusted RONTA targets.

•	The Committee shall determine the EBITDA Multiplier and the RONTA Multiplier from the chart below, based on the Adjusted EBITDA and Adjusted RONTA results.

•	The Committee shall multiply the EBITDA Multiplier by the RONTA Multiplier to determine the Results Percentage.

•	The Committee shall multiply the Results Percentage by the Grantee’s Target Award to determine the number of Performance Share Units that vest based on performance.

•	For example, if the EBITDA Multiplier is 75% and the RONTA Multiplier is .8, the Results Percentage is 60%, so that 60% of the Target Award vests.

Adjusted EBITDA Results(7)(8)	EBITDA Multiplier	X	Adjusted RONTA Results(7)(8)	RONTA Multiplier

Below $XXX million	0		Not Applicable	0

$XXX million	50%		XX% to XX%	.8

$XXX million	75%		XX% to XX%	.9

$XXX million	100%		XX% to XX%	1.0

$XXX million	150%		XX% to XX%	1.1

$XXX million	200%		> XX%	1.2

The percentage of the Target Award that vests will be interpolated between each of the measuring points above the minimum level, and the number of vested shares shall be rounded down to the next whole share. In no event shall the maximum number of Performance Share Units that may be payable pursuant to this Grant Letter exceed 240% of the Target Award.

(4) At the end of the Performance Period, the Committee shall determine whether and to what extent the Performance Goals have been met and other material conditions have been satisfied, and the Committee shall determine the resulting number of Performance Share Units that shall vest for the Performance Period. The number of Performance Share Units that vest shall not exceed the number determined based on achievement of the Performance Goals. The Committee shall certify its conclusions in writing before distribution of the vested Performance Share Units.

(5) Except as described in Sections 4 and 5 of the Grant Letter, the Grantee must be employed by the Company or an affiliate on the Vesting Date in order for the Grantee to vest in the Performance Share Units. If the Performance Share Units vest at less than 100% of the Target Award, the Performance Share Units that do not vest shall be forfeited as of the Vesting Date.

(6) Adjusted EBITDA and Adjusted RONTA targets shall be adjusted to exclude the income and (loss) from divestitures subsequent to the completion date of the divestiture as more fully set forth in Exhibit D.

(7) Excludes the income of Fashion Bug from continuing operations including any gains/(losses) as a result of its divestiture or wind down.

(8) Adjusted EBITDA and Adjusted RONTA results shall be calculated by the Committee using the definitions and methodology set forth on the attached Exhibit B and Exhibit D.

2

Exhibit B

Adjusted EBITDA and Adjusted RONTA Calculations

For purposes of the Performance Goals, Adjusted EBITDA and Adjusted RONTA shall be calculated based on the Company’s audited financial statements and accounting records for the third fiscal year of the three fiscal years included in the Performance Period, subject to the following adjustments:

(1)	At the end of the Performance Period, the Adjusted EBITDA results shall be based solely on consolidated income/(loss) from continuing operations before (i) income taxes; (ii) net interest expense/other income/(loss); (iii) depreciation and amortization, except for amortization of stock-based compensation, and (iv) certain recurring items, such as (01) gain on repurchases of 1.125% Senior Convertible Notes; (02) restructuring and other charges; (03) impairment of store assets, goodwill and trademarks; and (v) income/(loss) from divestitures subsequent to the completion date of the sale and any gain/(loss) from divestitures and expenses associated with or incidental to the consummation of such divestitures, (vi) income/(loss) from acquisitions and any expenses associated with or incidental to the consummation of such acquisitions, and (vii) extraordinary and non-recurring items.

(2)	At the end of the Performance Period, the Adjusted RONTA results shall be based solely on consolidated net income/(loss) from continuing operations, divided by the average consolidated total assets for the second and third fiscal years of the three fiscal years included in the Performance Period. Consolidated net income/(loss) from continuing operations will exclude (i) certain recurring items, net of income taxes, such as (01) gain on repurchases of 1.125% Senior Convertible Notes; (02) restructuring and other charges; (03) impairment of store assets, goodwill and trademarks; and (ii) income/(loss), net of income taxes from divestitures subsequent to the completion date of the sale and any gain/(loss) from divestitures and expenses associated with or incidental to the consummation of such divestitures, (iii) income/(loss), net of income taxes, from acquisitions and any expenses associated with or incidental to the consummation of such acquisitions, and (iv) extraordinary and non-recurring items. Average consolidated total assets will exclude (i) goodwill and intangible assets; (ii) the impact from divestitures subsequent to the completion date of the sale; and (iii) the impact of acquisitions.

(3)	The hypothetical examples set forth on Exhibit D are intended to illustrate the methodology that would be followed in determining Adjusted EBITDA and Adjusted RONTA results and targets in the event that the Company divests itself of one or two brands.

3

(4)	The computation of Adjusted EBITDA shall exclude any income/(loss) of Fashion Bug from continuing operations including any gain/(loss) as a result of its divestiture or wind down. The Computation of Adjusted RONTA shall exclude average total assets of Fashion Bug.

4

Exhibit C

Change in Control

For purposes of this Grant Letter, the following definitions shall apply:

(1) “Beneficial Owner,” “Beneficially Owns,” and “Beneficial Ownership” shall have the meanings ascribed to such terms for purposes of Section 13(d) of the Exchange Act and the rules thereunder, except that, for purposes of this Section 3(d), “Beneficial Ownership” (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options, or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

(2) “Change in Control” means and shall be deemed to have occurred if

(i) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii) those individuals who as of the Date of Grant constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the Date of Grant or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(iii) there is consummated a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a “Transaction”), other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(iv) there is implemented or consummated a plan of complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

5

(3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(4) “Person” shall have the meaning ascribed for purposes of Section 13(d) of the Exchange Act and the rules thereunder.

(5) “Related Party” means (i) a majority-owned subsidiary of the Company; or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (iii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (iv) if, prior to any acquisition of a Voting Security which would result in any Person Beneficially Owning more than ten percent of any outstanding class of Voting Security and which would be required to be reported on a Schedule 13D or an amendment thereto, the Board approved the initial transaction giving rise to an increase in Beneficial Ownership in excess of ten percent and any subsequent transaction giving rise to any further increase in Beneficial Ownership; provided, however, that such Person has not, prior to obtaining Board approval of any such transaction, publicly announced an intention to take actions which, if consummated or successful (at a time such Person has not been deemed a “Related Party”), would constitute a Change of Control.

(6) “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

6